Exhibit 99.1

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude
Investor and Media Relations
Tel: 612 303-6277
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces
2009 Third Quarter Results
MINNEAPOLIS — Oct. 21, 2009 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $9.3 million from continuing operations, or $0.47 per diluted common share, for the quarter ended Sept. 30, 2009, compared to a net loss from continuing operations of $27.5 million, or $1.75 per diluted common share, for the third quarter of 2008. In the second quarter of 2009, continuing operations generated net income of $11.6 million, or $0.59 per diluted common share. Third quarter 2009 net revenues from continuing operations were $119.7 million, compared to $73.5 million in the year-ago period, and $132.3 million for the second quarter of 2009.
For the first nine months of 2009, the company recorded net income from continuing operations of $18.1 million, or $0.93 per diluted common share, compared to a net loss from continuing operations of $30.4 million, or $1.92 per diluted common share, for the year-ago period. Net revenues of $335.8 million year-to-date represent a 26 percent increase over the same period last year, mainly driven by significantly improved performance in fixed income institutional brokerage and increased equity financing revenues, partially offset by lower advisory services revenues.
“We are pleased with our third quarter results, our second consecutive quarter of solid performance. We have a balanced mix of businesses, and all of them contributed to our performance, the largest of which represented no more than a third of aggregate revenues,” said Andrew S. Duff, chairman and chief executive officer. “We also held the compensation ratio to 60 percent and non-compensation costs were within our stated goal of $32-$33 million per quarter, resulting in a pre-tax operating margin of 13 percent.”

Results of Continuing Operations
Third Quarter
Net Revenues
Investment Banking
For the third quarter of 2009, total investment banking revenues were $48.4 million, down 4 percent compared to the third quarter of 2008 and down 23 percent compared to the second quarter of 2009.
•	Equity financing revenues were $17.8 million, 56 percent above the year-ago revenues, primarily driven by a higher number of completed transactions. Equity financing revenues decreased 24 percent compared to the second quarter of 2009, due to fewer completed transactions, partially offset by higher average revenue per transaction.

•	Fixed income financing revenues, primarily comprised of public finance, were $20.5 million, up 15 percent compared to the same period last year, and up 2 percent compared to the strong sequential second quarter. Public finance underwriting activity continued at a solid pace.

•	Advisory services revenues were $10.1 million, down 53 percent and 48 percent, compared to the year-ago period and the second quarter of 2009, respectively. The number of completed mergers and acquisitions transactions and the average revenue per transaction, decreased during the quarter versus the comparative periods.
The following is a recap of completed deal information for the third quarter of 2009:
•	24 equity financings raising a total of $4.5 billion in capital. Of the completed transactions, 20 were public offerings.

•	150 tax-exempt issues with a total par value of $2.4 billion.

•	6 merger and acquisition transactions with an aggregate enterprise value of $500 million. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)
Institutional Brokerage
For the third quarter of 2009, institutional brokerage generated net revenues of $63.5 million, significantly improved compared to $18.0 million in the third quarter of 2008, and down 3 percent compared to the robust second quarter of 2009.
•	Equities institutional brokerage revenues were $31.4 million, down 11 percent compared to the year-ago period, and up 4 percent compared to the second quarter of 2009. Compared to both periods, U.S. equities revenues declined, mainly due to lower volumes, while other products improved, including convertibles and European equities.

•	Fixed income institutional brokerage revenues were $32.1 million, a substantial improvement from negative revenues of $17.3 million reported for the year-ago period, mainly driven by a $21.7 million loss related to a tender option bond program. Compared to the robust second quarter of 2009, revenues decreased 9 percent. While still at strong levels, revenues declined in trading flow opportunities and from lower client activity, partially offset by increased revenues from municipal proprietary opportunities.
Third Quarter
Non-Interest Expenses
For the third quarter of 2009, compensation and benefits expenses were $71.8 million, down 11 percent compared to the year-ago period and down 10 percent compared to the second quarter of 2009. The compensation ratio for the third quarter of 2009 was 60.0 percent, compared to 109.4 percent in the third quarter of 2008, and 60.0 percent in the second quarter of 2009.

For the third quarter of 2009, non-compensation expenses were $32.3 million, down 19 percent compared to the same quarter last year, due to restructuring charges and higher costs across nearly every expense category in the year-ago period. Compared to the second quarter of 2009, non-compensation costs decreased 6 percent, mainly due to restructuring costs recorded in the second quarter, partially offset by higher marketing and business development expenses in the current quarter.
Other Matters
In the third quarter of 2009, $8.0 million, or 175,273 shares, was repurchased pursuant to a share repurchase authorization, which runs through June 2010. The company has $77 million remaining under this authorization.
Additional Shareholder Information

	As of Sept. 30, 2009	As of June 30, 2009	As of Sept. 30, 2008
Number of employees:	1,024	1,001	1,175
FAMCO AUM:	$6.7 billion	$5.9 billion	$8.1 billion
Shareholders’ equity:	$781.8 million	$778.1 million	$902.6 million
Annualized Return on Average Adjusted Shareholders’ Equity[1]	5.5%	7.0%	N.M.
Book value per share:	$48.94	$48.30	$57.58
Tangible book value per share[2]:	$38.10	$37.51	$38.44

N.M.	= Not Meaningful

[1]	Adjusted shareholders’ equity equals total shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted shareholders’ equity is computed by dividing annualized net income by average monthly adjusted shareholders’ equity. Management believes that annualized return on adjusted shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of shareholders’ equity to adjusted shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to adjusted shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008

Shareholders’ equity	$779,810	$769,825	$925,650
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	220,035

Adjusted shareholders’ equity	$674,288	$664,303	$705,615

[2]	Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Dollars in thousands)	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008

Shareholders’ equity	$781,750	$778,109	$902,580
Deduct: goodwill and identifiable intangible assets	173,117	173,731	299,982

Tangible shareholders’ equity	$608,633	$604,378	$602,598

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss third quarter results on Wednesday, Oct. 21, at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 931-6358 and referencing reservation #21439249. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET Oct. 21 at the same Web address or by calling (800) 633-8284 and referencing reservation #21439249.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; structured products; equity and fixed-income institutional brokerage; and equity research. Piper Jaffray headquarters are located in Minneapolis, Minnesota, with offices across the U.S. and in London, Hong Kong and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our current deal pipelines, market share gains and trends, the environment and prospects for capital markets transactions and institutional brokerage activity, anticipated financial results (including expectations regarding revenue and expense levels, the compensation ratio, return on shareholders’ equity, and our quarterly run rate for non-compensation expenses), liquidity and capital resources, inventory positions, share repurchase plans or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, (4) the disruption in the competitive landscape and our hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, (5) our ability to manage expenses at reduced revenue levels, including our quarterly run rate for non-compensation expenses, may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses during the year, (6) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (7) an inability to readily divest or transfer inventory positions may result in future inventory levels that differ from management’s expectations and potential financial losses from a decline in value of illiquid positions, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2008, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2009 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ’09	3Q ’09	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2009	2009	2008	vs. 2Q '09	vs. 3Q '08	2009	2008	Inc/(Dec)
Revenues:
Investment banking	$48,115	$62,150	$48,313	(22.6)%	(0.4)%	$134,615	$135,762	(0.8)%
Institutional brokerage	59,576	60,852	12,834	(2.1)	364.2	175,455	93,842	87.0
Interest	10,398	8,973	10,509	15.9	(1.1)	26,659	38,782	(31.3)
Asset management	3,568	3,240	4,314	10.1	(17.3)	9,817	12,984	(24.4)
Other income/(loss)	3,340	(950)	697	N/M	379.2	(1,209)	1,469	N/M

Total revenues	124,997	134,265	76,667	(6.9)	63.0	345,337	282,839	22.1

Interest expense	5,328	1,975	3,148	169.8	69.3	9,496	15,852	(40.1)

Net revenues	119,669	132,290	73,519	(9.5)	62.8	335,841	266,987	25.8

Non-interest expenses:
Compensation and benefits	71,802	79,377	80,421	(9.5)	(10.7)	201,503	200,785	0.4
Occupancy and equipment	7,703	7,680	8,092	0.3	(4.8)	21,901	24,335	(10.0)
Communications	5,474	5,430	6,597	0.8	(17.0)	17,003	19,205	(11.5)
Floor brokerage and clearance	2,974	3,232	3,342	(8.0)	(11.0)	9,088	9,895	(8.2)
Marketing and business development	5,498	3,419	6,099	60.8	(9.9)	13,362	19,576	(31.7)
Outside services	6,234	7,415	9,270	(15.9)	(32.8)	21,168	29,220	(27.6)
Restructuring-related expenses	—	3,572	4,570	(100.0)	(100.0)	3,572	8,153	(56.2)
Other operating expenses	4,402	3,747	1,830	17.5	140.5	10,700	10,898	(1.8)

Total non-interest expenses	104,087	113,872	120,221	(8.6)	(13.4)%	298,297	322,067	(7.4)%

Income/(loss) from continuing operations before income tax expense/(benefit)	15,582	18,418	(46,702)	(15.4)	N/M	37,544	(55,080)	N/M

Income tax expense/(benefit)	6,316	6,842	(19,166)	(7.7)	N/M	19,427	(24,637)	N/M

Net income/(loss) from continuing operations	9,266	11,576	(27,536)	(20.0)	N/M	18,117	(30,443)	N/M

Income/(loss) from discontinued operations, net of tax	—	—	(653)	—	N/M	—	786	N/M

Net income/(loss)	9,266	11,576	$(28,189)	(20.0)	N/M	18,117	$(29,657)	N/M

Earnings allocated to participating stock awards	(1,690)	(2,101)	N/A	(19.6)	N/M	(3,254)	N/A	N/M

Net income applicable to Piper Jaffray Companies common shareholders	$7,576	$9,475	N/A	(20.0)%	N/M	$14,863	N/A	N/M

Earnings per basic common share
Income/(loss) from continuing operations	$0.47	$0.59	$(1.75)	(20.3)%	N/M	$0.93	$(1.92)	N/M
Income/(loss) from discontinued operations	—	—	(0.04)	—	N/M	—	0.05	N/M

Earnings per basic common share	$0.47	$0.59	$(1.79)	(20.3)%	N/M	$0.93	$(1.87)	N/M

Earnings per diluted common share
Income/(loss) from continuing operations	$0.47	$0.59	$(1.75)	(20.3)%	N/M	$0.93	$(1.92)	N/M
Income/(loss) from discontinued operations	—	—	(0.04)	—	N/M	—	0.05	N/M

Earnings per diluted common share	$0.47	$0.59	$(1.79)	(20.3)%	N/M	$0.93	$(1.87)	N/M

Weighted average number of common shares outstanding
Basic	16,031	16,104	15,772	(0.5)%	1.6%	16,001	15,891	0.7%
Diluted	16,131	16,117	15,772	0.1%	2.3%	16,039	15,891	0.9%

N/M	— Not meaningful

N/A	— Not applicable as allocation of income was not made due to net loss position

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Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ’09	3Q ’09	Sept. 30,	Sept. 30,	Percent
(Dollars in thousands)	2009	2009	2008	vs. 2Q '09	vs. 3Q '08	2009	2008	Inc/(Dec)
Investment banking
Financing
Equities	$17,769	$23,294	$11,397	(23.7)%	55.9%	$45,126	$36,620	23.2%
Debt	20,493	20,126	17,771	1.8	15.3	53,007	52,438	1.1
Advisory services	10,138	19,574	21,358	(48.2)	(52.5)	38,527	57,939	(33.5)

Total investment banking	48,400	62,994	50,526	(23.2)	(4.2)	136,660	146,997	(7.0)

Institutional brokerage
Equities	31,438	30,384	35,302	3.5	(10.9)	92,484	101,827	(9.2)
Fixed income	32,101	35,166	(17,280)	(8.7)	N/M	95,072	5,863	N/M

Total institutional brokerage	63,539	65,550	18,022	(3.1)	252.6	187,556	107,690	74.2

Asset management	3,568	3,240	4,314	10.1	(17.3)	9,817	12,984	(24.4)

Other income/(loss)	4,162	506	657	722.5	533.5	1,808	(684)	N/M

Net revenues	$119,669	$132,290	$73,519	(9.5)%	62.8%	$335,841	$266,987	25.8%

N/M	— Not meaningful

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